January 2010
Amendment No. 1 dated January 28, 2010 to
Pricing Sheet dated January 25, 2010 relating to
Preliminary Terms No. 265 dated December 22, 2009 to
Registration Statement No. 333-156423
Filed pursuant to Rule 433

Structured Investments
Opportunities in Commodities
PLUS Based on the Value of the Dow Jones–UBS Commodity IndexSM due July 27, 2011
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – JANUARY 25, 2010
Issuer:	Morgan Stanley
Aggregate principal amount:	$9,480,000
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS (see “Commissions and Issue Price” below)
Pricing date:	January 25, 2010
Original issue date:	January 28, 2010 (3 business days after the pricing date)
Maturity date:	July 27, 2011
Underlying commodity index:	Dow Jones–UBS Commodity IndexSM
Payment at maturity:
If the final index value is greater than the initial index value,
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is less than or equal to the initial index value,
$1,000 x index performance factor
This amount will be less than or equal to the stated principal amount of $1,000 and could be zero. There is no minimum payment at maturity on the PLUS.

Maximum payment at maturity:	$1,270 per PLUS (127% of the stated principal amount)
Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Leverage factor:	300%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	135.1093, which is the index value on the pricing date
Final index value:	The index value on the valuation date
Valuation date:	July 22, 2011, subject to adjustment for non-index business days and certain market disruption events
CUSIP:	617482JA3
ISIN:	US617482JA31
Listing:	The PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. Incorporated, a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per PLUS	$1,000	$20	$980
Total	$9,480,000	$189,600	$9,290,400
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $992.50 per PLUS.  Please see “Syndicate Information” on page 7 of the accompanying preliminary terms for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $20 for each $1,000 stated principal amount of PLUS they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution” in the accompanying prospectus supplement for Commodity PLUS.

“Dow Jones®”, “DJ”, “UBS”, “Dow Jones-UBS Commodity IndexSM”, “DJ-UBSSM” and “DJ-UBSCISM” are service marks of Dow Jones & Company, Inc. (“Dow Jones”) and UBS AG, as the case may be, and have been licensed for use for certain purposes by Morgan Stanley.  The PLUS are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities LLC or any of their subsidiaries or affiliates.  None of Dow Jones, UBS AG, UBS Securities LLC or any of their subsidiaries or affiliates makes any representation regarding the advisability of investing in the PLUS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 265 dated December 22, 2009
Prospectus Supplement for Commodity PLUS dated August 20, 2009
Prospectus dated December 23, 2008

the plus are not bank deposits and are not insured or guaranteed by the federal deposit insurance corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.